Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement
(Form S-3 No. 333-00000) and related Prospectus of Aaron Rents, Inc. for the registration of 4,600,000 shares of its common stock and to the inclusion in and incorporation by reference therein of our reports dated March 14, 2006 with respect to the consolidated financial statements of Aaron Rents, Inc. and subsidiaries, Aaron Rents, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Aaron Rents, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Atlanta, Georgia	/s/ Ernst & Young LLP
May 6, 2006